UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2007
Gray Television, Inc.
(Exact Name of Registrant as Specified in its Charter)
Georgia
(State or other Jurisdiction of Incorporation)

1-13796	58-0285030

(Commission File Number)	(I.R.S. Employer Identification No.)

4370 Peachtree Road, Atlanta	30319

(Address of Principal Executive Offices)	(Zip Code)
404-504-9828

(Registrant’s Telephone Number, including Area Code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On March 19, 2007, Gray Television, Inc. (“Gray” or the “Company”) announced that it completed the refinancing of its senior credit facility. The principal terms of this new senior credit facility are summarized below.
The new senior credit facility has a total credit commitment of $1.025 billion and consists of a $100 million revolving credit facility and a $925 million institutional term loan facility.
The Company used the initial draw under the new senior credit facility, consisting of an $8 million draw on the revolving credit facility and a $610 million draw on the term loan facility to fund the payoff of all outstanding amounts under its former senior credit facility, to pay fees and expenses relating to the refinancing and for other general corporate purposes.
The new senior credit facility allows the Company up to two additional draw requests under the term loan facility (subject to satisfaction of customary borrowing conditions) to (1) draw up to $275 million to redeem all of the Company’s existing and currently outstanding 9.25% Senior Subordinate Notes due 2011 (the “9.25% Notes”) and (2) draw up to $40 million to redeem all of the Company’s Series C Preferred Stock plus in each instance pay applicable accrued interest and/or dividends on its existing and currently outstanding securities as of the draw date and related fees and expenses related to the refinancing and/or redemption transactions. If the respective redemption transactions have not been completed at specified dates during the second quarter of 2007, the corresponding commitments under the term loan facility will permanently reduce.
The revolving facility matures on March 19, 2014 and the term loan facility matures on December 31, 2014. In addition, the term loan facility will require quarterly installments of principal repayments equal to 0.25% of the total commitment beginning March 31, 2008. No permanent reductions to the revolving credit facility commitment will be required prior to the final maturity date of that facility.
Under the new senior credit facility, the Company, at its option, can choose to pay interest at a rate equal to the LIBOR rate plus a margin or at the lenders’ base rate, generally equal to the lenders’prime rate, plus a margin. The applicable margin for the revolving credit facility varies based on the Company’s leverage ratio as defined in the loan agreement. Presented below are the ranges of applicable margins available to the Company based on the Company’s performance in comparison with the terms as defined in the new senior credit facility:

	Applicable Margin for	Applicable Margin
	Base Rate Advances	for LIBOR Advances
Revolving Credit Facility	0.00% - 0.25%	0.625% - 1.50%
Term Loan Facility	0.25%	1.50%

As of the consummation of the new senior credit facility, the initial applicable margins for base rate advances and LIBOR advances under the revolving portion of the facility are 0.25% and 1.50%, respectively.
The Company shall pay a commitment fee on the average daily unused portion of the revolving credit facility at an initial annual rate of 0.50% and may range from 0.20% to 0.50% on an annual basis during the term of the new senior credit facility.
The new senior credit facility is being secured by substantially all of the assets, excluding real estate, of the Company and its subsidiaries. In addition, the Company’s subsidiaries are joint and several guarantors of the obligations and the Company’s ownership interests in its subsidiaries are pledged to collateralize the obligations. The new senior credit facility contains affirmative and restrictive covenants that the Company must comply with, including (a) limitations on additional indebtedness, (b) limitations on liens, (c) limitations on the sale of assets, (d) limitations on guarantees, (e) limitations on investments and acquisitions, (f) limitations on the payment of dividends and share repurchases, (g) limitations on mergers, and (h) maintenance of a specified leverage ratio not to exceed certain maximum limits, as well as other customary covenants for credit facilities of this type.
On March 19, 2007, the Company issued a press release announcing that it had entered into a new senior credit facility. A copy of this press release is being furnished as Exhibit 99.1 to this report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 regarding Gray’s senior credit facility is incorporated into Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release dated March 19, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc. (Registrant)
Date: March 20, 2007	By:	/s/ James C. Ryan
		Name:	James C. Ryan
		Title:	Chief Financial Officer and Senior Vice President